Exhibit 4.1

See Restrictive Legend on Reverse Side

*__________*

Jerash Holdings (US), Inc.

Incorporated under the laws of the State of Delaware

Authorized Shares: 15,000,000 Shares of Common Stock

Par Value $0.001 Per Share

This Certifies that ___________ is the owner of _______________ (___________) fully paid and non-assessable shares of the Common Stock of Jerash Holdings (US), Inc., transferable only on the books of the Corporation by the holder hereof in person or by attorney upon surrender of this certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers this __th day of ___________, 20__.

Choi Lin Hung, President	Kitty Yang, Secretary